As filed with the Securities and Exchange Commission on February 3, 2026

Registration No. 333-286731

Registration No. 333-270767

Registration No. 333-255018

Registration No. 333-231618

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-286731

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-270767

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-255018

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-231618

UNDER

THE SECURITIES ACT OF 1933

Applied Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-3405262
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

545 Fifth Avenue, Suite 1400 New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

2019 Equity Incentive Plan, as Amended

Restricted Stock Unit Award and Option Inducement Awards

2016 Equity Incentive Plan, as Amended

2019 Employee Stock Purchase Plan

(Full title of the plans)

James Harrison

President

Applied Therapeutics, Inc.

545 Fifth Avenue, Suite 1400

New York, New York 10017

(Name and address of agent for service)

(212) 220-9226

(Telephone Number, including area code, of agent for service)

With a copy to:

Michael R. Patrone

Amanda J. Gill

Goodwin Procter LLP

620 Eighth Avenue

New York, New York 10018

(212) 813-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements (collectively, the “Registration Statements”) filed by Applied Therapeutics, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-286731, filed with the SEC on April 24, 2025, registering (i) 3,000,000 shares (the “Inducement Shares”) of common stock, par value $0.0001 per share of the Company (“Common Stock”), issuable upon the exercise of certain inducement stock option awards subject to time-based and performance-based vesting and upon the settlement of certain restricted stock units granted on December 19, 2024, and (ii) an aggregate of 11,104,928 shares of Common Stock, issuable pursuant to the Company’s 2019 Equity Incentive Plan, as amended (the “Plan”).

•	Registration Statement No. 333-270767, filed with the SEC on March 23, 2023, registering 3,713,943 shares of Common Stock issuable pursuant to the Plan.

•	Registration Statement No. 333-255018, filed with the SEC on April 2, 2021, registering 2,051,261 shares of Common Stock issuable pursuant to the Plan.

•

Registration Statement No. 333-231618, filed with the SEC on May 20, 2019, registering 4,710,000 shares of the Common Stock consisting of (a) 2,786,332 shares of Common Stock, issuable pursuant to the Company’s 2016 Equity Incentive Plan, as amended, (b) an aggregate of 1,743,668 shares of Common Stock, issuable pursuant to the Plan and (c) 180,000 shares of Common Stock, issuable pursuant to Company’s 2019 Employee Stock Purchase Plan.

On February 3, 2026, pursuant to the Agreement and Plan of Merger, dated as of December 11, 2025 (the “Merger Agreement”), by and among the Company, Cycle Group Holdings Limited, a private limited company incorporated in England and Wales (“Parent”), and AT2B, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger as a private company and an indirect wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all of the offerings and sales of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company registered under such Registration Statements which remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of each Registration Statement and removes from registration, by means of these Post-Effective Amendments, all of the securities of the Company registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of each of the Registration Statements. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 12, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Country of United Kingdom on February 3, 2026.

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Applied Therapeutics, Inc.

By:	/s/ James Harrison
Name:	James Harrison
Title:	President